CONFIDENTIAL TREATMENT REQUESTED. OMITTED PORTIONS ARE MARKED WITH [***] AND

HAVE BEEN FILED SEPARATELY WITH THE SEC.

EXHIBIT 10.27

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this “Agreement”) dated as of October 8, 2013 (the “Effective Date”), is entered into between NOVEL DRUG SOLUTIONS, LLC, a New Jersey limited liability company (“Seller”), with a place of business at 540 State Route 10, Suite 3, Randolph, NJ 07869, and IMPRIMIS PHARMACEUTICALS, INC., a Delaware corporation (“Imprimis”), with a place of business at 12626 High Bluff Drive, Suite 150, San Diego, California 92130. The parties hereby agree as follows:

1. Definitions. For the purposes of this Agreement, the following terms shall have the respective meanings set forth below and grammatical variations of such terms shall have corresponding meanings:

1.1 “Affiliate” shall mean, with respect to any Person, any other Person which directly or indirectly controls, is controlled by, or is under common control with, such Person. A Person shall be regarded as in control of another Person if it owns, or directly or indirectly controls, more than fifty percent (50%) of the voting stock or other ownership interest of the other Person, or if it directly or indirectly possesses the power to direct or cause the direction of the management and policies of the other Person by any means whatsoever.

1.2 “Assets” shall mean, collectively, (a) the Technology; (b) all discoveries, inventions, technology, compositions, formulations, samples, components, processes, standards, methods, procedures and techniques relating thereto; (c) all formulae, data, information, results of experimentation and testing, and other know-how, whether or not patentable or copyrightable, relating thereto; (d) all product registrations and applications therefor relating thereto; and (e) all intellectual property rights and other assets relating thereto (including without limitation the Assigned Patent Rights).

1.3 “Assigned Patent Rights” shall mean, collectively, (a) all patent applications (including provisional patent applications) in any jurisdiction that claim the Technology, together with all divisionals, continuations and continuations-in-part that claim priority to, or common priority with, the foregoing; (b) all patents issuing therefrom (including utility models and design patents and certificates of invention), together with all reissues, renewals, extensions or additions thereof and thereto; and (c) all foreign counterparts with or to any of the foregoing.

1.4 “Contract” or “Contracts” shall mean any mortgage, indenture, lease, contract, covenant, arrangement, agreement, instrument, commitment, purchase order or license.

1.5 “Development Recovery Amount” shall mean, with respect to any Product, the fully-burdened costs (determined in accordance with GAAP, consistently applied) to Imprimis or its Affiliates incurred or accrued in connection with the research, development, production and regulatory approval of such Product.

1.6 “Encumbrance” or “Encumbrances” shall mean any encumbrance, lien, charge, hypothecation, pledge, mortgage, adverse claim, option, preemptive right, or other security interest of any nature, or any Contract to create any of the foregoing entered into by Seller on or before the Effective Date.

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CONFIDENTIAL TREATMENT REQUESTED. OMITTED PORTIONS ARE MARKED WITH [***] AND

HAVE BEEN FILED SEPARATELY WITH THE SEC.

1.7 “First Commercial Sale” shall mean, with respect to any Product, the first sale of such Product after all applicable marketing and pricing approvals (if any) have been granted by the applicable governing health authority of such country.

1.8 “GAAP” shall mean United States generally accepted accounting principles.

1.9 “Knowledge of Seller” or “Seller’s Knowledge” shall mean the actual knowledge of any director, officer, member or employee of Seller and the Knowledge such individuals would reasonably be expected to obtain in the course of diligently performing his or her duties for Seller and/or making a reasonable inquiry into the matters contemplated by this Agreement.

1.10 “Licensee” shall mean a Third Party to whom Imprimis or its Affiliate has granted a license, immunity or other right under the Assigned Patent Rights to offer to sell, sell or otherwise commercialize one or more Products, provided such license has not expired or been terminated.

1.11 “Net Licensing Revenues” shall mean, with respect to any Product, the aggregate cash consideration received by Imprimis or its Affiliates in consideration for the grant by Imprimis or its Affiliates to a Licensee of a license, immunity or other right under the Assigned Patent Rights to offer to sell, sell or otherwise commercialize such Product (excluding amounts received to reimburse Imprimis or its Affiliates for research, development or similar services conducted for such Product, in reimbursement of patent or other out-of-pocket expenses relating to such Product, or in consideration for the purchase of any debt or securities of Imprimis or its Affiliates).

1.12 “Net Receipts” shall mean, with respect to any Product, the aggregate of the Net Sales thereof and Net Licensing Revenues therefrom in excess of the Development Recovery Amount therefor.

1.13 “Net Sales” shall mean, with respect to any Product, the gross sales price of such Product invoiced by Imprimis and its Affiliates to customers who are not Affiliates (or are Affiliates but are the end users of such Product), less (a) credits, allowances, discounts and rebates to, and chargebacks from the account of, such customers; (b) freight and insurance costs in transporting such Product; (c) cash, quantity and trade discounts, rebates and other price reductions for such Product; (d) sales, use, value-added and other direct taxes; (e) customs duties, tariffs, surcharges and other governmental charges incurred in exporting or importing such Product; (f) an allowance for uncollectible or bad debts determined in accordance with generally accepted accounting principles; and (g) the fully-burdened cost of goods sold determined in accordance with generally accepted accounting principles.

1.14 “Payment Period” shall mean, on a Product-by-Product and country-by-country basis, the period of time beginning on the date of the First Commercial Sale of such Product in such country and continuing during the term for which a valid claim of an issued patent within the Assigned Patent Rights in such country remains in effect and would be infringed but for rights under the Assigned Patent Rights by the use, offer for sale, sale or import of such Product in such country.

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1.15 “Person” shall mean any individual, partnership, firm, corporation, association, trust, unincorporated organization or other entity, as well as any syndicate or group of any of the foregoing.

1.16 “Product” will mean any product, in any form or formulation, comprising injectable ophthalmological compositions comprising epinephrine, in each case for use in the prevention or treatment of any disease, state or condition in humans, which if made, used, offered for sale, sold or imported absent rights under the Assigned Patent Rights would infringe a valid claim of an issued patent within the Assigned Patent Rights.

1.17 “Tax” or “Taxes” shall mean any and all federal, state, local and foreign taxes, assessments and other governmental charges, duties, impositions and liabilities, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes as well as public imposts, fees and social security charges (including but not limited to health, unemployment and pension insurance), together with all interest, penalties and additions imposed with respect to such amounts and any obligation under any agreement or arrangement with any other Person with respect to such amounts and including any liability for taxes of a predecessor entity.

1.18 “Technology” shall mean, collectively, (a) any product in any form or formulation comprising any one or more of injectable ophthalmological compositions comprising epinephrine; and (b) all methods of manufacture and use of the foregoing.

1.19 “Third Party” shall mean any Person other than Imprimis, Seller or their respective Affiliates.

2. Purchase and Sale of the Assets.

2.1 Assets. Subject to the terms and conditions of this Agreement, Imprimis hereby agrees to, and hereby does, purchase from Seller, and Seller hereby agrees to, and hereby does, sell, convey, transfer and assign to Imprimis, on the Effective Date, all of Seller’s right, title and interest in and to the Assets, including without limitation all those assets described on Schedule 1 of the Patent Assignment attached hereto as Exhibit A. Concurrently with the execution of this Agreement, Seller shall deliver all required consents to Material Contracts (as defined below) as set forth on Schedule 3.7 hereof. To the extent necessary to comply with applicable privacy laws, Seller shall have the right to redact patient identifying information from any data or information transferred to Imprimis.

2.2 No Assumption of Liabilities. Imprimis shall not be obligated to assume or perform and is not assuming or performing any liabilities or obligations of Seller which relate to Seller’s ownership of the Assets prior to the Effective Date or otherwise, whether known or unknown, fixed or contingent, certain or uncertain, and regardless of when they are or were asserted, and Seller shall remain responsible for and shall promptly pay such liabilities.

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CONFIDENTIAL TREATMENT REQUESTED. OMITTED PORTIONS ARE MARKED WITH [***] AND

HAVE BEEN FILED SEPARATELY WITH THE SEC.

2.3 Transfer Documents. The sale, conveyance, transfer and assignment of the Assets may be further evidenced by the due execution and delivery by the parties of any additional bills of sale, assignment or other title transfer documents and instruments as reasonably requested by Imprimis. Without limiting the generality of the foregoing, (a) on the Effective Date, Seller shall duly execute and deliver to Imprimis the patent assignment in the form attached as Exhibit A (the “Patent Assignment”) evidencing the sale, conveyance, transfer and assignment of the Assigned Patent Rights from Seller to Imprimis in accordance with this Agreement, and (b) at such time as reasonably requested by Imprimis on or after the Effective Date, Seller shall duly execute and deliver to Imprimis such additional bills of sale, assignment or other title transfer documents and instruments as reasonably requested by Imprimis evidencing the sale, conveyance, transfer and assignment of the Assets in accordance with this Agreement.

2.4 Consideration. The consideration for the sale to Imprimis of the Assets under this Agreement shall consist of the following (collectively, the “Purchase Price”):

2.4.1 [***], payable within thirty (30) days after Imprimis, its Affiliate or Licensee files the first Investigational New Drug application with the United States Food and Drug Administration for the first Product;

2.4.2 [***], payable within thirty (30) days after Imprimis, its Affiliate or Licensee files the first New Drug Application with the United States Food and Drug Administration for the first Product;

2.4.3 [***], payable within thirty (30) days after the date of the issuance of the first patent in the United States within the Assigned Patent Rights; and

2.4.4 the Net Sales Payment Consideration (as defined below).

2.5 Allocation of Purchase Price. The Purchase Price shall be allocated, if an allocation is required, by Imprimis within sixty (60) days following a determination that such allocation is required. After the Effective Date, Imprimis and Seller shall make consistent use of any allocation required under Section 1060 of the Internal Revenue Code for all Tax purposes and in all filings, declarations and reports with the Internal Revenue Service or any other applicable taxing authority in respect thereof. In any and all actions, suits, proceedings, arbitration, or governmental or regulatory investigations or audits related to the determination of any Tax, neither Imprimis nor Seller shall contend or represent that such allocation is not a correct allocation.

3. Representations and Warranties of Seller. Seller hereby represents and warrants to Imprimis, except as indicated on the disclosure schedules attached to this Agreement, as follows:

3.1 Authority and Binding Effect. Seller has the full power and authority to execute and deliver this Agreement, the Patent Assignment and other documents and instruments contemplated hereby. This Agreement, the Patent Assignment and other documents and instruments contemplated hereby, and the consummation by Seller of its obligations contained herein and therein, have been duly authorized by all necessary actions of Seller, and this Agreement, the Patent Assignment and other documents and instruments contemplated hereby have been duly executed and delivered by Seller. This Agreement, the Patent Assignment and other documents and instruments contemplated hereby are valid and binding agreements of Seller, enforceable against Seller in accordance with their respective terms.

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CONFIDENTIAL TREATMENT REQUESTED. OMITTED PORTIONS ARE MARKED WITH [***] AND

HAVE BEEN FILED SEPARATELY WITH THE SEC.

3.2 Organization and Standing. Seller is a limited liability company duly organized, validly existing and in good standing under the laws of the State of New Jersey. Seller is qualified to do business in each jurisdiction where such qualification is necessary. Seller has the requisite corporate power and authority to conduct its business as now conducted, to own the Assets and to use such Assets in the conduct of its business.

3.3 Intellectual Property.

3.3.1 All Assigned Patent Rights as of the Effective Date are listed in Schedule 1 of the Patent Assignment attached hereto as Exhibit A.

3.3.2 Seller has good and marketable title to each of the Assets, and each of the Assets is held or controlled by Seller free and clear of any Encumbrances (including without limitation any distribution rights and royalty rights). All Assets and will be fully transferable, alienable or licensable by Imprimis without restriction and without payment of any kind to any Third Party.

3.3.3 All Assets (including without limitation the Assigned Patent Rights) are currently in compliance with applicable legal requirements (including payment of filing, examination and maintenance fees and proofs of use), and are not subject to any unpaid maintenance fees or taxes or actions falling due within ten (10) days after the Effective Date.

3.3.4 To the extent that any Assets were originally owned or created by or for any Person other than Seller, (a) Seller has obtained or will procure the complete, unencumbered and unrestricted right to effect the transfer of the Assets from Seller to Imprimis and confirms that such transfer does not violate any such right to transfer; (b) no Third Parties have retained or otherwise have any rights or licenses with respect to the Assets; and (iv) to the Knowledge of Seller, no valid basis exists for any such Person to challenge or object to this Agreement or the transactions contemplated herein.

3.3.5 To Seller’s Knowledge, Seller has not transferred ownership of, or granted any license of or right to use, or authorized the retention of any rights to use, to any Person any Assets.

3.3.6 To Seller’s Knowledge, Seller is not required to make or accrue any royalty, milestone or other similar payment to any Third Party in connection with any of the Assets.

3.3.7 To Seller’s Knowledge, none of the Assets transferred hereunder infringe upon or misappropriate the intellectual property of any Third Party.

3.4 Conflicts; Consents. The execution and delivery by Seller of this Agreement and the Patent Assignment, and the consummation of the transactions contemplated hereby, will not conflict with (i) any provision of the certificate of incorporation or bylaws of Seller, each as amended to date; (ii) Contracts to which Seller or any of its properties or assets (including intangible assets) is subject; or (iii) any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Seller or any of its properties or assets (tangible and intangible). It is not necessary for Seller to take any action or to obtain any approval, consent or release by or from any Third Party, governmental or other, to enable Seller to enter into or perform its obligations under this Agreement and the Patent Assignment.

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CONFIDENTIAL TREATMENT REQUESTED. OMITTED PORTIONS ARE MARKED WITH [***] AND

HAVE BEEN FILED SEPARATELY WITH THE SEC.

3.5 Litigation and Proceedings. There is no claim, action, suit, proceeding or investigation (or any counter or cross-claim in an action brought by or on behalf of Seller), whether at law or in equity, or before or by any governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, or before any arbitrator of any kind, that is pending or, to Seller’s Knowledge, threatened, against Seller, which (i) could reasonably be expected to adversely affect Seller’s ability to perform its obligations under this Agreement or the Patent Assignment or complete any of the transactions contemplated hereby; or (ii) involves the possibility of any judgment or liability, or which may become a claim, against the Assets, Imprimis or its business. Seller is not subject to any judgment, order, writ, injunction, decree or award of any court, arbitrator or governmental department, commission, board, bureau, agency or instrumentality having jurisdiction over Seller or any of the Assets that affects, involves or relates to the Assets.

3.6 Compliance with Law/Permits. Seller is in compliance with all, and is not in violation of any, law, ordinance, order, decree, rule or regulation of any governmental agency or authority, the violation of or noncompliance with which could have a material adverse effect on Seller. No unresolved (i) charges of violations of laws or regulations relating to Seller’s business have been made or threatened; (ii) proceedings or investigations relating to Seller’s business are pending or have been threatened; and (iii) citations or notices of deficiency have been issued or have been threatened, against Seller relating to or arising out of its business by any governmental authorities.

3.7 Contracts. Schedule 3.7 lists the Contracts to which Seller is a party as of the date hereof which arise out of or relate to the Assets by which any of the Assets are currently bound (the “Material Contracts”). Seller is not in violation of or in default under (nor is there existing conditions which with the passage of time either giving of notice or both would cause such a violation or default under) any such Material Contract. Each such Material Contract is in full force and effect, and has a legal, valid and binding obligation Seller, and to Knowledge of Seller, each of the other parties thereto, and is enforceable in accordance with its terms. Seller has not received notice that it is in violation or breach of or in default under any such Material Contract. Except as set forth on Schedule 3.7, no such Material Contract has a provision that would require consent, notice or the payment of money or transfer of property as a result of the transactions contemplated herein.

3.8 Full Disclosure. The representations and warranties made by Seller in this Agreement and the schedules to be delivered pursuant to this Agreement do not contain any untrue statement of material fact or omit to state a material fact necessary to make any of them in the light of the circumstances in which they were made, not misleading.

3.9 No Broker. Seller has not retained or used the services of an agent, finder, or broker in connection with the transactions contemplated by this Agreement

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CONFIDENTIAL TREATMENT REQUESTED. OMITTED PORTIONS ARE MARKED WITH [***] AND

HAVE BEEN FILED SEPARATELY WITH THE SEC.

4. Representations and Warranties of Imprimis. Imprimis represents and warrants to Seller as follows:

4.1 Authority and Binding Effect. Imprimis has the full corporate power and authority to execute and deliver this Agreement and the Patent Assignment. This Agreement and the Patent Assignment, and the consummation by Imprimis of its obligations contained herein and therein, have been duly authorized by all necessary corporate actions of Imprimis, and this Agreement and the Patent Assignment have been duly executed and delivered by Imprimis. This Agreement and the Patent Assignment are valid and binding agreements of Imprimis, enforceable against Imprimis in accordance with their respective terms.

4.2 Organization and Standing. Imprimis is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and Imprimis is qualified to do business in each jurisdiction where such qualification is necessary and where the failure to be so qualified would have a material adverse effect on Imprimis. Imprimis has the requisite corporate power and authority to conduct its business as now conducted.

4.3 Conflicts; Consents. The execution and delivery by Imprimis of this Agreement and the Patent Assignment, and the consummation of the transactions contemplated hereby, will not give rise to a Conflict with respect to (i) any provision of the certificate of incorporation or bylaws of Imprimis, each as amended to date; (ii) Contracts to which Imprimis or any of its properties or assets (including intangible assets) is subject; or (iii) any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Imprimis or any of its properties or assets (tangible and intangible), except in any such case where it would not have a material adverse effect on Seller’s rights under the Assets. It is not necessary for Imprimis to take any action or to obtain any approval, consent, or release by or from any Third Party, governmental or other, to enable Imprimis to enter into or perform its obligations under this Agreement and the Patent Assignment.

4.4 Compliance with Law/Permits. Imprimis is in compliance with all, and is not in violation of any, law, ordinance, order, decree, rule or regulation of any governmental agency or authority, the violation of or noncompliance with which could have a material adverse effect on Imprimis. No unresolved (i) charges of violations of laws or regulations relating to Imprimis’ business have been made or threatened; (ii) proceedings or investigations relating to Imprimis’ business are pending or have been threatened; and (iii) citations or notices of deficiency have been issued or have been threatened, against Imprimis relating to or arising out of its business by any governmental authorities, which have had or could reasonably be expected to have, individually or in the aggregate, a material adverse effect on Imprimis.

4.5 No Broker. Imprimis has not retained or used the services of an agent, finder, or broker in connection with the transactions contemplated by this Agreement.

5. Net Sales Payments.

5.1 Net Sales Payment Amounts.

5.1.1 Net Sales Payment Consideration. Subject to the provisions in this Section 5.1 and Section 5.2, on a Product-by-Product and country-by-country basis, Imprimis shall pay to Seller, on a quarterly basis, [***] of Net Receipts of any Product during the applicable Payment Period (the “Net Sales Payment Consideration”).

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5.1.2 Third Party Royalties. If Imprimis, its Licensees or their respective Affiliates is required to pay royalties to any Third Party in order to make, have made, use, sell, offer to sale or import any Product, then Imprimis shall have the right to credit [***] of such Third Party royalty payments against the Net Sales Payment Consideration owing to Seller under Section 5.1.1 with respect to sales of such Product; provided, however, that Imprimis shall not reduce the amount of the royalties paid to Seller under Section 5.1.1 by reason of this Section 5.1.2, with respect to sales of such Product for any period, to less than [***] of Net Receipts of such Product for such period.

5.1.3 Combination/Bundled Products. In the event that a Product is sold by Imprimis, its Licensees or their respective Affiliates in combination with one or more products which is itself not a Product, then Net Sales shall be calculated by multiplying the sales price of such combination sale by the fraction A/(A+B) where A is the fair market value of the Product(s) and B is the fair market value of the other product(s) in the combination sale, each as reasonably determined by Imprimis.

5.2 Reports and Net Sales Payments. Within sixty (60) days after the end of each calendar quarter during the applicable Payment Period, Imprimis will deliver to Seller a report setting forth for such calendar quarter (a) the calculation of the applicable Net Sales Payment Consideration; (b) the payments due under this Agreement for the sale of each Product; and (c) the applicable exchange rate as determined below. Imprimis will remit the total payments due for the sale of Products during such calendar quarter at the time such report is made. No such reports or payments will be due for any Product before the First Commercial Sale of such Product. With respect to Net Receipts received in United States dollars, all amounts shall be expressed in United States dollars. With respect to Net Receipts received in a currency other than United States dollars, all amounts shall be expressed both in the currency in which the amount is invoiced (or received as applicable) and in the United States dollar equivalent. The United States dollar equivalent shall be calculated using the average of the exchange rate (local currency per US$1) published in The Wall Street Journal, Western Edition, under the heading “Currency Trading” on the last business day of each month during the applicable calendar quarter.

5.3 Payment Provisions.

5.3.1 Payment Terms. The Net Sales Payment Consideration shown to have accrued by each report provided for under Section 5.2 shall be due on the date such report is due. Payment of Net Sales Payment Consideration in whole or in part may be made in advance of such due date.

5.3.2 Exchange Control. If at any time legal restrictions prevent the prompt remittance of part or all Net Sales Payment Consideration with respect to any country in where a Product is sold, Imprimis shall have the right, in its sole discretion, to make such payments by depositing the amount thereof in local currency to Seller’s account in a bank or other depository institution in such country. If the payment rate specified in this Agreement should exceed the permissible rate established in any country, the payment rate for sales in such country shall be adjusted to the highest legally permissible or government-approved rate.

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CONFIDENTIAL TREATMENT REQUESTED. OMITTED PORTIONS ARE MARKED WITH [***] AND

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5.3.3 Withholding Taxes. Imprimis shall be entitled to deduct the amount of any withholding taxes, value-added taxes or other taxes, levies or charges with respect to such amounts, other than United States taxes, payable by Imprimis, its Licensees or their respective Affiliates, or any taxes required to be withheld by Imprimis, its Licensees or their respective Affiliates, to the extent Imprimis, its Licensees or their respective Affiliates pay to the appropriate governmental authority on behalf of Seller such taxes, levies or charges. Imprimis shall use reasonable efforts to minimize any such taxes, levies or charges required to be withheld on behalf of Seller by Imprimis, its Licensees or their respective Affiliates. Imprimis promptly shall deliver to Seller proof of payment of all such taxes, levies and other charges, together with copies of all communications from or with such governmental authority with respect thereto.

5.4 Audits. Upon the written request of Seller and not more than once in each calendar year, Imprimis shall permit an independent certified public accounting firm of nationally recognized standing selected by Seller and reasonably acceptable to Imprimis, at Seller’s expense, to have access during normal business hours to such of the financial records of Imprimis as may be reasonably necessary to verify the accuracy of the Net Sales Payment Consideration reports hereunder for the eight (8) calendar quarters immediately prior to the date of such request (other than records for which Seller has already conducted an audit under this Section. If such accounting firm concludes that additional amounts were owed during the audited period, Imprimis shall pay such additional amounts within thirty (30) days after the date Seller delivers to Imprimis such accounting firm’s written report so concluding. The fees charged by such accounting firm shall be paid by Seller; provided, however, if the audit discloses that the Net Sales Payment Consideration payable by Imprimis for such period are more than one hundred ten percent (110%) of the Net Sales Payment Consideration actually paid for such period, then Imprimis shall pay the reasonable fees and expenses charged by such accounting firm. Seller shall cause its accounting firm to retain all financial information subject to review under this Section 5.4 in strict confidence; provided, however, that Imprimis shall have the right to require that such accounting firm, prior to conducting such audit, enter into an appropriate non-disclosure agreement with Imprimis regarding such financial information. The accounting firm shall disclose to Seller only whether the reports are correct or not and the amount of any discrepancy. No other information shall be shared. Seller shall treat all such financial information as Imprimis’ confidential information, and shall not disclose such financial information to any Third Party or use it for any purpose other than as specified in this Section 5.4.

5.5 Survival. This Section 5 shall survive the expiration or termination of this Agreement and shall only terminate upon the expiration of the Payment Period and all payment obligations.

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6. Post-Effective Date Covenants.

6.1 Imprimis Diligence.

6.1.1 Imprimis shall use commercially reasonable efforts (whether alone or with or through its Licensees and its or their respective Affiliates) to research, develop and commercialize a Product.

6.1.2 Imprimis shall control, at its sole expense, the preparation, filing, prosecution, maintenance and enforcement of the Assigned Patent Rights consistent with prudent business practices, and shall consider in good faith the interests of Seller.

6.2 Seller Covenants.

6.2.1 Within thirty (30) days after the Effective Date, Seller shall transfer to Imprimis all Assets, including without limitation all items described on Exhibit B.

6.2.2 For a period of twenty-four (24) months following the Effective Date, Seller shall, and shall cause its Affiliates and its and their respective employees and contractors to, respond to inquiries from Imprimis and provide Imprimis with such technical assistance as reasonably requested regarding the Technology and other Assets, including without limitation regarding the research, development, manufacture, regulatory approval and commercialization of one or more Products, and the preparation, filing, prosecution, maintenance and enforcement of patent and other intellectual property rights relating thereto. Imprimis shall pay to Seller its documented reasonable out-of-pocket costs of providing such technical assistance.

6.2.3 During the term of the Agreement, Imprimis shall have the first right (at its sole option in its sole discretion) to acquire each new product and technology opportunity of Seller or its Affiliates pursuant to a transaction with substantially the same structure as this Agreement.

6.3 Further Assistance.

6.3.1 Seller shall provide all cooperation reasonably requested by Imprimis in connection with any effort by Imprimis to establish, perfect, defend, or enforce its rights in or to the Assets (including without limitation the Assigned Patent Rights). Such cooperation shall include, without limitation, (a) executing such further assignments, transfers, licenses, releases and consents, and (b) providing such data and information, consulting with Imprimis and executing and delivering all such further documents and instruments, in each case as requested by Imprimis regarding the Assets (including without limitation the Assigned Patent Rights).

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6.3.2 To the extent Seller cannot transfer and assign any of the Assigned Patent Rights, or any portion thereof, as of the Effective Date, then Seller will assign and transfer the same at the first opportunity to do so. To the extent further transfer or assignment of any patents rights is required and Seller has not, within fifteen (15) days after the delivery of such assignment to Seller, (a) executed and returned to Imprimis the form of assignment reasonably requested by Imprimis, or (b) delivered to Imprimis a written objection to Imprimis’ request, then Seller hereby irrevocably appoints Imprimis as its attorney-in-fact with the right, authority, and ability to execute and enter into such assignment on behalf of Seller. Seller stipulates and agrees that such appointment is a right coupled with an interest and will survive the incapacity or unavailability of Seller at any future time. To the extent that any of the Assigned Patent Rights cannot be assigned and transferred by Seller, then Seller hereby grants Imprimis an irrevocable, worldwide, fully-paid up, royalty-free, exclusive license, with the right to sublicense through multiple tiers, under the Assigned Patent Rights for all purposes.

6.3.3 The Seller shall provide all cooperation reasonably requested by Imprimis, and shall provide all technical assistance and to support reasonably requested by Imprimis, regarding (a) the exploitation of the Technology (including without limitation the research, development and production of any Product), and (b) applying for, obtaining and maintaining any and all approvals, licenses, registrations or authorizations necessary or desirable to test, market or commercialize the Technology (including without limitation any Product). Such cooperation shall include, without limitation, providing such data and information, consulting with Imprimis and executing and delivering all such further documents and instruments, in each case as requested by Imprimis regarding the Technology.

6.3.4 Imprimis shall own, and Seller hereby assigns to Imprimis, all right title and interest in and to all results and other work product resulting from the activities described in this Section 6.3, together with all patent rights and other intellectual property rights therein and thereto.

7. Indemnification.

7.1 Indemnification of Imprimis. Subject to the provisions of this Section 7, Seller shall indemnify, defend and hold harmless Imprimis, its officers, directors, affiliates, agents, stockholders and representatives (collectively, the “Imprimis Indemnitees”), from and against any and all damage, loss, liability and expense (including without limitation reasonable expenses of investigation and reasonable attorneys’ and consultants’ fees and expenses in connection with any action, suit or proceeding or settlement of any of the foregoing) (collectively, “Losses”) incurred or suffered by a Imprimis Indemnitee arising out of:

7.1.1 any breach of the representations and warranties of Seller set forth in this Agreement;

7.1.2 any breach of any covenant or agreement of Seller set forth in this Agreement or in any certificate, instrument, or other document delivered pursuant to this Agreement; and

7.1.3 the ownership or operation of the Assets prior to the Effective Date or any liability or obligation whatsoever of Seller.

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HAVE BEEN FILED SEPARATELY WITH THE SEC.

7.2 Indemnification of Seller. Subject to the provisions of this Section 7, Imprimis shall indemnify and hold harmless Seller, its officers, directors, affiliates, agents, stockholders and representatives (collectively, the “Seller Indemnitees”), from and against any and all Losses incurred or suffered by a Seller Indemnitee arising out of:

7.2.1 any breach of the representations and warranties of Imprimis set forth in this Agreement;

7.2.2 any breach of any covenant or agreement of Imprimis set forth in this Agreement or in any certificate, instrument, or other document delivered pursuant to this Agreement;

7.2.3 the ownership or operation of the Assets after the Effective Date or the manufacture, use, or sale of Product solely by Imprimis, its Licensees or their respective Affiliates or use of Product by their customers.

7.3 Offset. Imprimis may offset against the Net Sales Payment Consideration or any other amounts due Seller from Imprimis, any amounts owed to Imprimis for indemnification under Section 7.1. The exercise of such offset by Imprimis in good faith, whether or not ultimately determined to be justified, will not constitute an event of default hereunder. Neither the exercise nor the failure to exercise, any such right of offset will constitute an election of remedies or limit Imprimis in any manner in the enforcement of any other remedies that may be available to it.

7.4 Procedure. A party seeking indemnification (the “Indemnitee”) will promptly notify the other party (the “Indemnifying Party”) in writing of a claim or suit; provided that an Indemnitee’s failure to give such notice or delay in giving such notice will not affect such Indemnitee’s right to indemnification under this Section 7 except to the extent that the Indemnifying Party has been prejudiced by such failure or delay. Imprimis shall have the right to control the defense of all indemnification claims hereunder. Seller shall have the right to participate at its own expense in the claim or suit with counsel of its own choosing. Imprimis will consult with the Indemnitee in good faith with respect to all non-privileged aspects of the defense strategy. Seller will cooperate with the Imprimis as reasonably requested, at the Seller’s sole cost and expense. Imprimis will not settle any claim or suit with respect to which Seller is the Indemnifying Party without Seller’s prior written consent, which consent shall not be unreasonably withheld.

8. Confidentiality and Publication.

8.1 Confidential Information. During the term of this Agreement, and for a period of five (5) years following the expiration or earlier termination hereof, except as otherwise provided in this Section 8, Seller shall maintain in confidence all data and information comprising the Assets (the “Confidential Information”), and shall not use, disclose or grant the use of the Confidential Information except on a need-to-know basis to those directors, officers, employees and contractors, to the extent such disclosure is reasonably necessary in connection with performing its obligations or exercising its rights under this Agreement. To the extent that disclosure is authorized by this Agreement, prior to disclosure, Seller shall obtain agreement of any such Person to hold in confidence and not make use of the Confidential Information for any purpose other than those permitted by this Agreement. Seller shall notify the other promptly upon discovery of any unauthorized use or disclosure of the Confidential Information.

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8.2 Terms of this Agreement. Except as otherwise provided in this Section 8, neither party shall disclose any terms or conditions of this Agreement to any Third Party without the prior consent of the other party. Notwithstanding the foregoing, prior to execution of this Agreement, the parties have agreed upon the substance of information that can be used to describe the terms of this transaction, and each party may disclose such information, as modified by mutual agreement from time to time, without the other party’s consent.

8.3 Permitted Disclosures. The confidentiality obligations contained in this Section 8 shall not apply to the extent that (a) a party is required (i) in the reasonable opinion of such party’s legal counsel, to disclose information by applicable law, regulation, rule (including rule of a stock exchange or automated quotation system), order of a governmental agency or a court of competent jurisdiction or legal process, including tax authorities, or (ii) to disclose information to any governmental agency for purposes of obtaining approval to test or market a product, provided in either case that, to the extent practicable, such party shall provide written notice thereof to the other party and sufficient opportunity to object to any such disclosure or to request confidential treatment thereof; or (b) a party can demonstrate that (i) the information was or became public knowledge, other than as a result of actions of such party in violation hereof; or (ii) the information was disclosed to the Recipient on an unrestricted basis from a source unrelated to any party to this Agreement and not under a duty of confidentiality to the other party. Notwithstanding anything to the contrary herein, Imprimis may disclose the terms and conditions of this Agreement to any Person with whom Imprimis has, or is proposing to enter into, a business relationship, as long as such Person has entered into a confidentiality agreement with Imprimis.

8.4 Publication. Imprimis shall determine the strategy for, and coordinate, the publication and presentation of any disclosures related to the Technology, and Seller shall not publish or otherwise disclose the Technology, or any data or information relating thereto, without the prior written consent of Imprimis. If Seller or any Person on its behalf desires to make any such publication or presentation, Seller shall provide Imprimis with a copy of any manuscript intended for publication or any presentation intended for public disclosure (including any oral disclosure made with or without obligation of confidentiality) by or on behalf of Seller that incorporates any information related to the Technology, or any data or information relating thereto, at least sixty (60) days before the submission of any manuscript for publication or the public presentation, for Imprimis’ review and consideration. Imprimis shall have the right to approve or reject such publication at its sole discretion. If after review Imprimis determines that the publishing party may publish or present such publication, Imprimis shall return to the publishing party the manuscript or presentation with any proposed changes. The publishing party shall incorporate all of Imprimis’ proposed changes to the manuscript or presentation prior to publication. Imprimis may further request that the publishing party postpone the publication or presentation in order to consider appropriate patent applications or other protection to be filed on information contained in the publication or presentation. If Imprimis requests such postponement, the publishing party shall postpone such publication or presentation as requested by Imprimis.

8.5 Injunctive Relief. Each party acknowledges that it will be impossible to measure in money the damage to the other party if such party fails to comply with the obligations imposed by this Section 8, and that, in the event of any such failure, the other party may not have an adequate remedy at law or in damages. Accordingly, each party agrees that injunctive relief or other equitable remedy, in addition to remedies at law or damages, is an appropriate remedy for any such failure and will not oppose the granting of such relief on the basis that the disclosing party has an adequate remedy at law. Each party agrees that it will not seek, and agrees to waive any requirement for, the securing or posting of a bond in connection with the other party seeking or obtaining such equitable relief.

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9. Term and Termination.

9.1 Term. The term of this Agreement shall continue until expiration of all payment obligations hereunder.

9.2 Termination.

9.2.1 Imprimis shall have the right to terminate this Agreement at its option in its sole discretion upon written notice to Seller.

9.2.2 If Imprimis, its Licensee or their respective Affiliates fails either to file an Investigational New Drug Application in the United States for a Product, or to generate Net Receipts, before the fifth anniversary of the Effective Date, then (unless the parties otherwise mutually agree in writing) Seller shall have the right, at its option and as its sole remedy, to terminate the Agreement.

9.2.3 In the event of the termination of this Agreement in accordance with this Section 9.2, Imprimis shall re-assign to Seller the Technology and the other Assets.

10. Miscellaneous.

10.1 Public Announcements. Neither party shall make any public announcements concerning matters concerning this Agreement or the negotiation thereof without the prior written consent of the other party unless such disclosure is required by law, in which case the announcing party shall provide the other party with reasonable notice of such disclosure.

10.2 Assignment. Neither party shall assign its rights or obligations under this Agreement without the prior written consent of the other party; provided, however, that a party may, without such consent, assign this Agreement and its rights and obligations hereunder (a) to any Affiliate, or (b) in connection with the transfer or sale of all or substantially all of its business to which this Agreement relates, or in the event of its merger, consolidation, change in control or similar transaction. Any permitted assignee shall assume all obligations of its assignor under this Agreement. Any purported assignment in violation of this Section 10.2 shall be void.

10.3 Severability. Any provision of this Agreement which is illegal, invalid or unenforceable shall be ineffective to the extent of such illegality, invalidity or unenforceability, without affecting in any way the remaining provisions hereof.

10.4 Governing Law; Exclusive Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of California, without regard to the conflicts of law principles thereof. Each of the parties hereto irrevocably consents to the exclusive jurisdiction and venue of any federal court located in the Southern District of the State of California or state court in San Diego, California having jurisdiction, in connection with any matter based upon or arising out of this Agreement or the matters contemplated herein, agrees that process may be served upon them in any manner authorized by laws of the State of California for such persons and waives and covenants not to assert or plead any objection which they might otherwise have to such jurisdiction, venue and such process.

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10.5 Entire Agreement; Amendment. This Agreement, together with the Exhibit hereto, and each additional document, instrument or other agreement to be executed and delivered pursuant hereto constitute all of the agreements of the parties with respect to, and supersede all prior agreements and understandings relating to the subject matter of, this Agreement or the transactions contemplated by this Agreement. This Agreement may not be modified or amended except by a written instrument specifically referring to this Agreement signed by the parties hereto.

10.6 Waiver. No waiver by one party of the other party’s obligations, or of any breach or default hereunder by any other party, shall be valid or effective, unless such waiver is set forth in writing and is signed by the party giving such waiver; and no such waiver shall be deemed a waiver of any subsequent breach or default of the same or similar nature or any other breach or default by such other party.

10.7 Notices. Any consent, notice or report required or permitted to be given or made under this Agreement by a party to the other party shall be in writing, delivered by any lawful means to such other party at its address indicated below, or to such other address as the addressee shall have last furnished in writing to the addressor and (except as otherwise provided in this Agreement) shall be effective upon receipt by the addressee.

If to Seller:	Novel Drug Solutions, LLC
540 Route 10 West
Randolph, NJ 07869
Attention: Scott Karolchyk

If to Imprimis:	Imprimis Pharmaceuticals, Inc.
12626 High Bluff Drive, Suite 150
San Diego, California 92130
Attention: Chief Executive Officer

10.8 Counterparts. This Agreement may be executed in separate counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[Remainder of Page Intentionally Left Blank]

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IN WITNESS WHEREOF, each of Imprimis and Seller has caused a duly authorized representative to execute this Asset Purchase Agreement on the date first written above.

NOVEL DRUG SOLUTIONS, LLC

By:	/s/ Scott Karolchyk
Name:	Scott Karolchyk
Title:	Owner, R.Ph.

IMPRIMIS PHARMACEUTICALS, INC.

By:	/s/ Mark L. Baum
Name:	Mark L. Baum
Title:	Chief Execution Officer

[Signature Page to Asset Purchase Agreement]

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EXHIBIT A

PATENT ASSIGNMENT

WHEREAS, I, John Scott Karolchyk, of 39 Woodlawn Terrace, Lake Hopatcong, New Jersey 07849, U.S.A., has invented a certain new and useful invention entitled:

EPINEPHRINE COMPOSITIONS FOR INTRAOCULAR ADMINISTRATION AND METHODS FOR FABRICATING THEREOF

U.S. Serial No.: 61/886,269, filed October 3, 2013

for which I am about to make or have made application for Letters Patent of the United States; and

WHEREAS, Imprimis Pharmaceuticals, Inc, a corporation duly organized under the laws of the United States of America, and having its principal place of business at 12626 High Bluff Drive, Suite 105, San Diego, California 92130, U.S.A., is desirous of acquiring all rights, title and interests in and to said invention, said application(s), and in and to any and all Letters Patent which may be granted for or upon said invention and application(s) in the United States of America and anywhere in the world.

NOW THEREFORE, to all whom it may concern, be it known that for good and valuable consideration, the receipt of which is hereby acknowledged, I, John Scott Karolchyk, have sold, assigned and transferred, and by these presents do sell, assign and transfer, unto said Imprimis Pharmaceuticals, Inc., the full and exclusive right, title and interest, throughout the world, in, to and under the following:

(a) said invention as fully set forth and described in the specification prepared, and executed by us preparatory to obtaining Letters Patent of the United States therefor;

(b) said application(s);

(c) any and all refilings, divisions, continuations and continuations-in-part of said application(s);

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(d) any and all Letters Patent of the United States of America which may issue from said application(s), refilings, divisions, continuations and continuations-in-part;

(e) any and all reissues and reexaminations of said Letters Patent of the United States of America;

(f) any and all application(s) for Letters Patent upon said invention which may hereafter be filed in any and all countries foreign to the United States of America;

(g) any and all refilings, divisions and continuations of said foreign-filed application(s);

(h) any and all Letters Patent of countries foreign to the United States of America which may issue from the said foreign-filed application(s), refilings, divisions and continuations; and

(i) any and all extensions of, and additions to, said Letters Patent of countries foreign to the United States of America.

I, John Scott Karolchyk, further agree that upon request I will provide promptly all pertinent facts and documents relating to said invention and said Letters Patent and legal equivalents as may be known and accessible and will testify as to the same in any interference, litigation or proceeding related thereto and will promptly execute and deliver to Imprimis Pharmaceuticals, Inc. or its legal representatives any and all papers, instruments or affidavits required to apply for, obtain, maintain, issue and enforce said application(s), said invention and said Letters Patent and said equivalents thereof which may be necessary or desirable to carry out the purposes thereof.

All of the above shall be held and enjoyed by said Imprimis Pharmaceuticals, Inc. for its own use and benefit, and for its successors, legal representatives and assigns, to the full end of the term for which said Letters Patent may be granted, and I hereby authorize and request the Commissioner of Patents and Trademarks to issue the said Letters Patent in accordance with this Assignment.

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Date	John Scott Karolchyk

State/Commonwealth

of: _________________________

County of: ___________________

On this _______ day of _________________, 2013, before me, the undersigned notary public, personally appeared_______________, proved to me through satisfactory evidence of identification, which was ___________________________, to be the person whose name is signed on the preceding or attached document in my presence.

(SEAL)	Notary Public:

	My Commission Expires:	_____/_____/_____

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EXHIBIT B

Copies of the following with respect to any Product (in each case, excluding any individually identifiable health information):

●	Product stability reports and records, including stability testing results

●	Compounding and packaging protocols and formulation documentation

●	Acceptance criteria for analytical methods and specifications of end-product

●	Records related to in-process control documentation, process validation and cleaning validation

●	Records related to completed batches of any Product, including batch sizes and records related to successful and rejected formulations

●	Quality control policies

●	Aggregated historical sales records

●	Historical cost and pricing documentation

●	Documentation related to any adverse events in connection with the use of any Product

●	Documentation related to the source API and excipients, including Material Safety Data Sheets

●	Training materials with respect to formulation, compounding and testing of any Product

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